C & J ENERGY SERVICES, INC.
2017 MANAGEMENT INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT
(C&J Employment Agreement – Tier I)

C&J Energy Services, Inc., a Delaware corporation (the “Company”), hereby awards to you (the “Grantee”), as of the date (the “Date of Grant”) set forth on your Bank of America Merrill Lynch “Benefits Online” equity award account (the “Equity Account”), an award of restricted share units (the “Award”), consisting of the number of restricted share units set forth in your Equity Account on that Date of Grant (the “RSUs”), pursuant to the C&J Energy Services, Inc. 2017 Management Incentive Plan, as may be amended from time to time (the “Plan”). The Award is subject to the terms of this Restricted Share Unit Agreement (this “Agreement”) and the Plan. Each RSU represents the right to receive, in the sole discretion of the Committee, one Share or a cash amount equal to the Fair Market Value of one Share. The RSUs granted hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Date of Grant, pursuant to the terms herein, and shall be subject to the execution and return of this Agreement by the Grantee through the electronic signature and/or web-based approval and notice process authorized by the Company. Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise. By executing this Agreement, the Grantee acknowledges that his or her agreement to the covenants set forth in Section 7 is a material inducement to the Company in granting this Award to the Grantee.
The terms and conditions of the RSUs granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1.	No Right to Continued Employee Status or Consultant Service
Nothing contained in this Agreement shall confer upon the Grantee the right to the continuation of his or her Employee status, or, in the case of a Consultant, to the continuation of his or her service arrangement, or in either case to interfere with the right of the Company or, as applicable, any of its Subsidiaries or other Affiliates (collectively, the “Company Group”) to terminate the Grantee’s Business Relationship (as defined in Section 7) at any time.

2.	Coordination with Employment Agreement
The parties hereby acknowledge that the Grantee is a party to an employment agreement between the Grantee and C&J Spec-Rent Services, Inc. (“Spec-Rent”)(the “Employment Agreement”), which may include provisions governing the treatment of stock options, restricted shares, RSUs or other equity-based awards granted to the Grantee prior to the effectiveness of this Agreement. The parties acknowledge and agree that to the extent that the Employment Agreement includes provisions in respect of the treatment of stock options, restricted shares, RSUs or other equity-based awards in the event of termination of employment, a change in control, or other similar event, (a) notwithstanding anything contained in this Agreement to the contrary, such provisions in the Employment Agreement shall govern the treatment of the RSUs covered by the Award granted under this Agreement; and (b) if, and to the extent, such provisions in the Employment Agreement conflict with the provisions in this Agreement, the terms of the Employment Agreement shall control. For the avoidance of doubt, if the Employment Agreement is silent regarding matters concerning the treatment of stock options, restricted shares, RSUs or other equity-based awards in the event of termination of employment, a change in control, or other similar event, then the terms of this Agreement shall govern the treatment of the RSUs granted hereunder. Nothing herein (including nothing contained in Section 7 herein) will replace any of the Grantee’s obligations to the Company or any other member of the Company Group with respect to confidentiality, non-disclosure, return of property, non-competition or non-solicitation as all provisions of Section 7 herein are in addition to all commitments and obligations the Grantee has to the Company Group, including all commitments and obligations created by contract, statute and common law.

3.	Vesting; Forfeiture; Effect of Termination of Service
If the Grantee continuously maintains his or her Business Relationship from the Date of Grant and abides by the terms hereof, then the RSUs will vest in accordance with the following vesting schedule (the “Vesting Schedule”):

Vesting Date	Cumulative Vested Percentage

Notwithstanding anything contained herein to the contrary, all unvested RSUs shall immediately vest in full upon the Grantee’s Termination by the Company (or applicable member of the Company Group) for a reason other than Cause (as defined in Section 7(g)), by the Grantee for Good Reason (as defined in Section 7(g)), or by reason of Disability (as defined in Section 7(g)) or death. Except as otherwise provided in the Employment Agreement, this Agreement or as otherwise determined by the Committee, if the Grantee’s Business Relationship Terminates for any reason prior to the Vesting Dates set forth above, the right of the Grantee to receive further vesting of the RSUs under this Award shall terminate and, for the avoidance of doubt, the Grantee shall not receive vesting of the RSUs on the remaining Vesting Dates and all RSUs that have not vested as of the Termination Date (as defined in Section 7(g)) shall be deemed to be forfeited by the Grantee.

4.	Restrictions on Transfer
(a)    The RSUs subject to this Award may not be sold, transferred, assigned or otherwise disposed of, and may not be pledged or otherwise hypothecated (the “Transfer Restrictions”) while the RSUs are subject to forfeiture to the Company pursuant to Section 3. The Transfer Restrictions shall lapse on the same schedule under which the RSUs vest pursuant to the Vesting Schedule.

(b)    The foregoing Transfer Restrictions shall not prohibit the sale, transfer or other disposition of such RSUs pursuant to a definitive agreement executed by the Company in connection with a Corporate Transaction.

5.	Delivery of Shares and Restrictive Legend
(a)    As soon as administratively practicable following the vesting of RSUs pursuant to Section 3, but in no event later than the day that is sixty (60) days after the applicable vesting date, the Company shall deliver to the Grantee, in the sole discretion of the Committee: (i) a number of Shares equal to the number of RSUs that vest on such vesting date, (ii) a cash amount equal to the product of the Fair Market Value of a Share on such vesting date and the number of RSUs that vest on such vesting date or (iii) any combination of the foregoing, in settlement of the RSUs that vest on such vesting date. The value of Shares shall not bear any interest owing to the passage of time nor shall any action taken pursuant to or in accordance with this Agreement be construed to create a trust or a funded or secured obligation of any kind. The RSUs granted pursuant to this Agreement do not and shall not entitle the Grantee to any rights of a holder of Shares prior to the date that Shares are issued to the Grantee in settlement of the Award. The Grantee’s rights with respect to the RSUs shall remain forfeitable at all times prior to the date on which rights become vested in accordance with Section 2.
(b)    Certificates or evidence of book-entry for Shares, if any, to be issued in settlement of vested RSUs will be delivered to or otherwise made available to the Grantee (or, at the discretion of the Grantee, joint in the names of the Grantee and the Grantee’s spouse) or to the Grantee’s nominee at such person’s request.
(c)    The certificates, if any, for Shares to be issued in settlement of vested RSUs shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange unless an exemption to such registration or qualification is available and satisfied. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6.	Rights as Shareholder; Dividend Equivalent Rights
(a)    The Grantee shall have no rights as a shareholder of the Company with respect to any Shares that may become deliverable hereunder unless and until the Grantee has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement (including Section 6(b)).
(b)    Each RSU subject to this Award is hereby granted in tandem with a corresponding Dividend Equivalent Right (“DER”), which DER shall remain outstanding from the Date of Grant until the earlier of the settlement or forfeiture of the RSU to which the DER corresponds. Each vested DER entitles the Grantee to receive payments, subject to and in accordance with this Agreement, in an amount equal to any dividends paid by the Company in respect of the Share underlying the RSU to which such DER relates. The Company shall establish, with respect to each RSU, a separate DER bookkeeping account for such RSU (a “DER

Account”), which shall be credited (without interest) on the applicable dividend payment dates with an amount equal to any dividends paid during the period that such RSU remains outstanding with respect to the Share underlying the RSU to which such DER relates. Upon the vesting of an RSU, the DER (and the DER Account) with respect to such vested RSU shall also become vested. Similarly, upon the forfeiture of a RSU, the DER (and the DER Account) with respect to such forfeited RSU shall also be forfeited. DERs shall not entitle the Grantee to any payments relating to dividends paid after the earlier to occur of the date that the applicable RSU is settled in accordance with Section 5(a) or the forfeiture of the RSU underlying such DER. Payments with respect to vested DERs shall be made as soon as practicable, and within 60 days, after the date that such DER vests. The Grantee shall not be entitled to receive any interest with respect to the payment of DERs

7.	Prohibited Activities
The Grantee acknowledges and agrees that this Agreement further aligns the Grantee’s interests with the Company Group’s long-term business interests and that the restrictions contained in this Section 7 are reasonably related to the protection of such business interests, including the preservation of the Company Group’s goodwill and the protection of the Confidential Information that the Grantee has obtained or will obtain in the course of his or her future Business Relationship with any member of the Company Group. The Grantee further acknowledges and agrees that his or her entry into this Agreement gives rise to an expectation by the Company that the Grantee, as the recipient of the equity securities of the Company and ancillary to this Agreement to provide the Grantee with such securities and Confidential Information during the period of his or her Business Relationship with the Company Group, will not interfere with or otherwise damage the Company Business, either during the period of the Grantee’s Business Relationship with any member of the Company Group or thereafter, as set forth herein. As an express incentive for the Company to enter into this Agreement and in order to further the Company’s legitimate business interests and interest in granting the Award and entering into this Agreement, the Grantee agrees to the following covenants:

(a)
Prohibition against Certain Activities. The Grantee agrees that the Grantee will not at any time: (x) disclose or furnish to any other Person or use for the Grantee’s own or any other Person’s account any Confidential Information (other than in the course of the Grantee’s service to the Company or any other member of the Company Group, if the Grantee is an Employee, Director or Consultant of or to the Company or any other member of the Company Group) except for Permitted Disclosures (a “Prohibited Disclosure or Use”), or (y) commit a breach of the provisions of Section 4 (a “Prohibited Transfer”), or (z) make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, disparages or is derogatory about, or which injures the reputation of, the Company Group or any employee, officer, director, or agent of any member of the Company Group (a “Prohibited Disparagement”).

(b)
Non-Competition and Non-Solicitation. In addition, the Grantee agrees that the Grantee will not during the period of the Grantee’s Business Relationship or within two (2) years following the Grantee’s Termination (the “Restricted Period”): (y) engage in any Prohibited Solicitation or (z) engage in any Competitive Activity.

(c)
Exception Within Certain States. Notwithstanding the restrictions contained in Section 7(b), within those areas of the State of Oklahoma that are within the Restricted Area (the “Oklahoma Restricted Area”), the restrictions in Section 7(b) shall not apply after the Termination Date; provided, however, that at no point during the Restricted Period shall the Grantee: (x) within the Oklahoma Restricted Area, solicit goods, services or a combination of goods and services from any established customer of the Company, or another member of the Company Group for which the Grantee had performed services or (y) directly or indirectly, solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company (or any other member of the Company Group by which the Grantee had been employed), or otherwise directly or indirectly interfere with or raid the employees of any member of the Company Group. Further, within those areas of the States of California or North Dakota that are within the Restricted Area, the restrictions contained in Section 7(b) shall not apply following the Termination Date, and during the portion of the Restricted Period that follows the Termination Date, Section 7(b) shall be applied within the States of California and North Dakota only to prohibit the Grantee from, directly or indirectly, soliciting or contacting with a view to the engagement or employment of, any person who is an officer or employee of the Company (or any other member of the Company Group by which the Grantee had been employed), or otherwise directly or indirectly interfering with or raiding the employees of any member of the Company Group.

(d)
Return of Property. Upon the Grantee’s Termination for any reason and upon request by any member of the Company Group, the Grantee shall promptly deliver to the requesting entity all materials, documents and other property of the Company or any other member of the Company Group, including originals and copies of all documents and records (both paper and electronic), computer hardware and software programs, computer files (and all other electronically stored information), media, equipment and other materials containing any Confidential Information, any summaries, extracts or derivative works thereof, or any other materials that reflect, contain or are derived from Confidential Information.

(e)
Right to Cancellation and Recovery. The Grantee understands and agrees that the Company has granted this Award to the Grantee to reward the Grantee for the Grantee’s future efforts and loyalty to the Company Group by giving the Grantee the opportunity to participate in the potential future appreciation of the Company. Accordingly, if (v) the Grantee engages in any Prohibited Disclosure or Use or breaches or violates the Grantee’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Restrictive Agreement to which the Grantee is a party, or (w) the Grantee engages in any Prohibited Disparagement or breaches or violates the Grantee’s obligations relating to non-disparagement under any Restrictive Agreement to which the Grantee is a party, or (x) the Grantee engages in any Prohibited Transfer, or (y) the Grantee is Terminated for Cause, or (z) the Grantee violates Section 7 hereof, (collectively items (v) – (z), “Prohibited Actions”) then, subject to Section 7(e)(iii) below, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice (the date of such notice, the “Forfeiture Notice Date”) to take any the following actions:

(i)	The Company may terminate this Award and immediately cancel the RSUs for which the Transfer Restrictions have not yet lapsed; and

(ii)
If such Prohibited Action occurs during the Restricted Period, the Company may recover from the Grantee, and the Grantee shall pay to the Company, with respect to any RSUs on which the Transfer Restrictions lapsed during the period of two (2) years prior to the earlier of the occurrence of the Prohibited Action or the Termination Date the following: (A) with respect to any such Shares that the Grantee continues to own as of the Forfeiture Notice Date, an amount equal to the aggregate Fair Market Value of such Shares on the Forfeiture Notice Date; and (B) with respect to any such Shares that the Grantee no longer owns as of the Forfeiture Notice Date, an amount equal to either (x) if such Shares were disposed of in an open market transaction, the proceeds received from the disposition of the Shares, or (y) if such Shares were disposed of other than in an open market transaction, the aggregate Fair Market Value of the Shares as of the Forfeiture Notice Date. If the Grantee does not pay such amount over to the Company within twenty (20) days of demand, such amount shall thereafter bear interest at the maximum rate permitted by law and the Grantee shall be liable for all of the Company’s costs of collection, including but not limited to, reasonable legal fees.

(iii)
Notwithstanding anything to the contrary, in the event that a Change in Control has occurred and the Grantee is Terminated without Cause within the twelve (12) months following the Change in Control such that as a result of such termination, the Grantee is no longer in any Business Relationship with any member of the Company Group, the Company may take the actions set forth in Sections 7(e)(i) and (ii) only if the Grantee engages in any Prohibited Disclosure or Use or breaches or violates the Grantee’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Restrictive Agreement to which the Grantee is a party.

(f)
Other Remedies. The Grantee specifically acknowledges and agrees that the remedy at law for any breach of this Section 7 will be inadequate and that the Company and each other member of the Company Group, in addition to any other relief available to it, shall be entitled to seek specific performance and injunctive relief as remedies for such breach or any threatened breach without the necessity of proving actual damage or posting any bond whatsoever. Such remedies shall not be deemed the exclusive remedies for a breach of any terms under this Section 7 but shall be in addition to all remedies available at law or in equity to the Company and the other members of the Company Group, including the recovery of damages from the Grantee and the Grantee’s agents involved in such breach.

(g)	Certain Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below:

(i)
“Business Relationship” shall mean service to the Company or any other member of the Company Group, or a corporation or parent or subsidiary of such member of the Company Group assuming or substituting a new Award for this Award, in the capacity of an

Employee, Director or Consultant, as applicable. Without limiting the scope of the preceding sentence, it is expressly provided that the Grantee’s Business Relationship shall be considered to have Terminated at the time of the termination of the “Subsidiary” or “Affiliate” status under the Plan of the entity or other organization that employs the Grantee or to which the Grantee provides services as a Consultant. Any question as to whether and when there has been a Termination of the Grantee’s Business Relationship, and the cause of such Termination, shall be determined by the Committee and its determination shall be final.

(ii)
“Cause” shall mean the Grantee’s (A) willful and continued failure to substantially perform, without proper legal justification (and not due to Disability), his or her duties and responsibilities required under the Employment Agreement or under any other written agreement between the Grantee and the Company or any other member of the Company Group, or otherwise reasonably required by the Board to be undertaken; (B) any material breach of the Employment Agreement or any other written agreement between the Grantee and the Company or any other member of the Company Group (including this Agreement); (C) any material violation of any law applicable to the workplace or employment relationship or material failure to abide by lawful and material instructions, policies, codes of conduct, or workplace rules established by any member of the Company Group and applicable to the Grantee; (D) any conduct in connection with such Grantee’s performance of his or her duties or services to the Company or any other member of the Company Group that is (x) unlawful or grossly negligent and has a material adverse effect on any member of the Company Group or its business, or (y) fraudulent or dishonest and results, or is intended to result, in personal gain or enrichment at the material expense of any member of the Company Group; or (E) commission of, or indictment, conviction, admission, or plea of guilty or nolo contendere for or to, a charge of any felony (or state law equivalent) or any crime involving moral turpitude; provided that, in the case of any Grantee who, as of the date of determination, is party to an effective written services, severance or employment agreement with the Company or any other member of the Company Group, “Cause” shall have the meaning, if any, specified in such agreement.

(iii)	“Change in Control” shall mean the occurrence of any of the following events after the Date of Grant:

A.
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a Permitted Holder, acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided, however, that if the Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company’s then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;

B.
a change in the composition of the Board such that the “Continuing Directors” cease for any reason, other than due to ordinary course retirement, death, disability, term limit or any director refreshment or similar policy, to constitute at least seventy percent (70%) of the Board. The “Continuing Directors” shall mean those members of the Board who either: (x) were directors on the Date of Grant; or (y) were subsequently elected by, or on the nomination or recommendation of, at least a three-quarters (3/4) majority (consisting of at least four (4) directors) of the Board who were or become Continuing Directors;

C.
the consummation of a merger, reorganization or consolidation of the Company with any corporation, including without limitation, a reverse or forward triangular merger, where the Company’s shareholders immediately prior to such transaction own less than a majority of the voting securities of the surviving or resulting corporation or entity after the transaction;

D.	the consummation of a transaction that implements in whole or in part a resolution of the Company’s shareholders authorizing a complete liquidation or dissolution of the Company; or

E.	the sale or disposition (other than a pledge or similar encumbrance) by the Company of all or substantially all of the assets of the Company, other than to a Permitted Holder or Permitted Holders;
provided, however, if a Change in Control constitutes a payment event with respect to any deferred compensation that is subject to Section 409A, a transaction or event described in paragraph (A), (B), (C), (D) or (E) shall constitute a Change in Control only if such transaction or event constitutes a “change in control event” as defined in Treasury Regulation Section l .409A-3(i)(5).

(iv)
“Company Business” shall mean (A) any business in which any member of the Company Group is engaged during the term of the Grantee’s Business Relationship and for which the Grantee has (or has had) responsibilities or about which the Grantee obtained Confidential Information; provided, however, the definition of “Company Business” shall not include any business in which the Company Group no longer engages or no longer has any plans to engage in as of the Termination Date; and (B) any other business in which any member of the Company Group has undertaken material steps to engage within the twelve (12) month period prior to the Termination Date, so long as the Grantee had material responsibility for, or Confidential Information about, such anticipated business. Without limiting the foregoing, the definition of “Company Business” shall be deemed to include the businesses of well construction and intervention services (including cementing and coiled tubing services), well completion services (including hydraulic fracturing and related stimulation services, cased-hole wireline, pressure pumping and pump-down, perforating, pressure testing, and logging services), and well support services

(including workover, plug and abandonment and other related and specialty rig services, and fluid hauling, storage and disposal services).

(v)
“Competitive Activity” shall mean carrying on or engaging in the Company Business in the Restricted Area in competition with any member of the Company Group, including carrying on or engaging in any activities in which the Grantee, in the Restricted Area during the Restricted Period, directly or indirectly, (A) owns, manages, operates, controls, or is an officer or director of any Person (other than a member of the Company Group) that engages in the Company Business, or (B) joins, becomes an employee or consultant of, or otherwise connected with any Person (other than a member of the Company Group) that engages in the Company Business in any capacity (with respect to the this clause (B)) in which the Grantee’s duties are the same or similar to those duties performed by the Grantee for any member of the Company Group; provided, however, that, notwithstanding the forgoing, the Grantee or any of his or her affiliates may own (x) less than five percent (5%) of any equity security registered under the Exchange Act in any entity engaged in the Company Business, provided that neither the Grantee nor his or her affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation and (y) those equity investments owned by the Grantee as of the date of this Agreement as previously disclosed in writing by the Grantee to and agreed by the Company.

(vi)
“Confidential Information” shall mean all trade secrets and other confidential, proprietary, or non-public information in any form (tangible or intangible) that relates to the Company, or any other member of the Company Group, including all: (A) proprietary computer software or databases; (B) non-public lists of customers, prospects, candidates, and employees; employee applications; skills inventory sheets and similar summaries of employee qualifications; customer ordering habits, billing rates, buying preferences, and short term needs; sales reports and analysis; (C) employee reports and analysis; customer job orders and profit margin data; businesses processes, methods of operation and sales techniques; (D) statistical information, financial information that is not publicly available; (E) specially negotiated terms and pricing with vendors and customers; (F) research and development, business projects, strategic business plans and other strategic information and strategies, and products and solution services offered to customers; (G) intellectual property of any member of the Company Group and all summaries, extracts, or derivative works thereof; and (H) all other information that gives any member of the Company Group a competitive advantage by virtue of not being known by its competitors. Moreover, “Confidential Information” includes confidential information of the Company Group’s suppliers, licensors, licensees, customers or other third parties that have supplied such information to a member of the Company Group, subject to a duty on the part of such member of the Company Group to maintain the confidentiality of such information.

(vii)
“Disability” shall mean a physical or mental impairment that renders the Grantee incapable of performing the Grantee’s essential duties pursuant to the Business Relationship (after accounting for reasonable accommodation, if applicable and required by applicable law)

for a period in excess of six (6) months during any consecutive twelve (12) month period; provided that, in the case of any Grantee who, as of the date of determination, is party to an effective written services, severance or employment agreement with the Company or any other member of the Company Group, “Disability” shall have the meaning, if any, specified in such agreement.

(viii)
“Good Reason” shall mean the Grantee’s resignation from the Business Relationship, within one hundred twenty (120) days of the initial occurrence of any one of the following events (without the Grantee’s consent): (A) any material reduction in the Grantee’s authority, duties or responsibilities, including the Grantee’s removal from the position and title with the Company specified in the Employment Agreement, in each instance other than (x) by reason of the Grantee’s Disability or (y) as a result of any member of the Company Group’s actions arising from or following any allegation that: (1) the Grantee’s conduct has caused (or could reasonably be expected to cause) material damage to any member of the Company Group, or (2) the Grantee has committed an act or omission that constitutes Cause; (B) a reduction in the Grantee’s then-effective base salary (other than in connection with an immaterial reduction that applies to all similarly situated executives or that occurs as a result of, or following an allegation that, (x) Grantee’s conduct has caused (or could reasonably be expected to cause) material damage to any member of the Company Group or (y) the Grantee committed an act or omission that constitutes Cause; provided that, if the Grantee, as of the date of determination, is party to the Employment Agreement or another effective services, severance or employment agreement with the Company or any other member of the Company Group, “Good Reason” shall have the meaning, if any, specified in such agreement.

(ix)
“Permitted Disclosures” shall mean the disclosure of Confidential Information (A) made with the prior written consent by the Board, (B) required to be made by law or legal process, (C) in a good faith report of possible violations of applicable law to any governmental agency or entity, (D) that is protected under the whistleblower provisions of applicable law, or (E) otherwise permitted as set forth in Section 8 below.

(x)
“Prohibited Solicitation” shall mean, on the Grantee’s own behalf or on behalf of any other Person, soliciting, raiding, enticing or inducing, directly or indirectly, any employee of the Company or any other Person who is under contract with the Company (or other member of the Company Group) to (A) terminate such Person’s employment by, or contractual relationship with, such member of the Company Group, (B) refrain from extending or renewing the same contract (upon the same or new terms), (C) refrain from rendering services to or for any member of the Company Group, or (D) become employed by or enter into a service relationship with a competitor of any member of the Company Group.

(xi)
“Restricted Area” shall mean: (A) during the portion of the Restricted Period prior to the Termination Date, the world; and (B) during the portion of the Restricted Period that occurs following the Termination Date, those geographic areas specified on Exhibit A, and any additional areas in which any member of the Company Group has taken material steps as of the Termination Date, with the Grantee’s assistance, in preparation of conducting the Company Business.

(xii)
“Restrictive Agreement” shall mean any agreement between any member of the Company Group and the Grantee that contains non-competition, non-solicitation, non-hire, non-disparagement, return-of-property or confidentiality restrictions applicable to the Grantee.

(xiii)	“Termination Date” shall mean the date on which the Grantee’s Business Relationship terminates for any reason.

8.	Permitted Disclosures
Notwithstanding anything in this Agreement to the contrary:

(a)
nothing herein shall prevent the Grantee from making a good faith report of possible violations of applicable law to any governmental agency or entity or making disclosures that are protected under the whistleblower provisions of applicable law, and the Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (i) made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) protected under the whistleblower provisions of applicable law;

(b)
in the event the Grantee files a lawsuit for retaliation by the Company or any other member of the Company Group for the Grantee’s reporting of a suspected violation of law, the Grantee may (i) disclose a trade secret to the Grantee’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if the Grantee (A) files any document containing such trade secret under seal; and (B) does not otherwise disclose such trade secret, except pursuant to court order; and

(c)
nothing herein or any other agreement between the Grantee and the Company or any other member of the Company Group shall prevent the Grantee from lawfully, and without obtaining prior authorization from any member of the Company Group: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or any other Governmental Authority. This Agreement shall not be construed or applied to require the Grantee to obtain prior authorization from any member of the Company Group before engaging in any of the foregoing conduct referenced in this Section 8, or to notify the Company or any other member of the Company Group of having engaged in any such conduct.

9.	Taxation
The Grantee understands that, at the time of vesting or settlement of the RSUs, the Grantee will be obligated to recognize income, for federal, state and local income tax purposes, as applicable, in an amount equal to the Fair Market Value of the Shares (or the corresponding amount of cash), determined as of the date the RSUs are vested or settled. The acceptance of the RSUs by the Grantee shall constitute an agreement by the Grantee to report such income in accordance with then applicable law and to cooperate with the Company Group in establishing the amount of such income and corresponding deduction to the Company and/or any other member of the Company Group for its income tax purposes.
The Grantee is responsible for all tax obligations that arise in connection with the RSUs. The Company may withhold from any amount payable to the Grantee an amount sufficient to cover any federal, state, foreign or local withholding taxes which may become required with respect to the vesting or settlement of the RSUs (“Tax Obligations”) or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the vesting or settlement of the Award. The Company shall have the right to require the payment of any such taxes and require that the Grantee furnish information deemed necessary by the Company to meet any tax reporting obligation as a condition to issuing and releasing any Shares pursuant to the Award. The Committee, in its discretion (which such discretion, if the Grantee is a “statutory insider” within the meaning of Section 16(a) of the Exchange Act, may not be delegated to management), may allow the Grantee to pay his or her Tax Obligations in connection with the vesting or settlement of the RSUs by (x) making a cash payment to the Company, (y) permitting the surrender or net withholding of a portion of the Shares (or the corresponding amount of cash) to be delivered in settlement of the RSUs, or (z) surrendering Shares owned by the Grantee prior to settlement of the Award, in each case having an aggregate Fair Market Value equal to the Tax Obligations; provided, that if the Shares are not listed for trading on a national stock exchange when the Tax Obligations become due, the Grantee may cause the Company to purchase (or withhold) a number of Shares (or the corresponding amount of cash) otherwise deliverable to the Grantee having a Fair Market Value sufficient to satisfy the Tax Obligations.
The Grantee will seek the advice of his own tax advisors as to the tax consequences of the Grantee’s Award under Federal, state, and any other laws that may be applicable. The Company and its agents have not and are not providing any tax advice to the Grantee.

10.	Securities Laws
Upon the acquisition of the RSUs or the Shares, if any, to be issued in settlement thereof, the Grantee will make such written representations, warranties, and agreements as the Committee may reasonably request in order to comply with securities laws or with this Agreement. The obligation of the Company to issue and deliver the RSUs granted hereunder or the Shares, if any, to be issued in settlement thereof shall be subject to all applicable laws, rules and regulations, and such approvals by governmental agencies as may be required. The Grantee hereby agrees not to offer, sell or otherwise attempt to dispose of any RSUs or Shares, if any, issued to the Grantee pursuant to this Agreement in any way which would: (x) require the Company to file any registration statement with the SEC (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (y) violate or cause the Company to violate the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, or any other federal, state or local law, or the laws of any other country.

11.	Notices
Unless otherwise provided herein, any notices or other communication given or made pursuant to this Agreement or the Plan shall be in writing and shall be deemed to have been duly given (i) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (ii) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (iii) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (iv) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed (a) if to the Company, to the Company’s Legal Department and (b) if to the Grantee, at the most recent address, facsimile number or email contained in the Company’s records.

12.	Agreement Subject to Plan; Dispute Resolution Program; Applicable Law
This Award is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. The Plan shall control in the event there shall be any conflict between the Plan and this Agreement, and it shall control as to any matters not contained in this Agreement. The Committee shall have authority to interpret this Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Agreement, and to prescribe rules and regulations relating to the administration of this Award and other Awards granted under the Plan.
The Grantee and the Company acknowledge and agree that in the event the Grantee is an employee of any member of the Company Group, the Grantee and the Company have agreed to the dispute resolution procedures set forth in C&J Energy Services, Ltd.’s Employee Dispute Resolution Program (“DRP”), as in effect from time to time, and any dispute between such Grantee and the Company (or any other member of the Company Group) arising out of, or relating to, this Agreement or the Grantee’s employment with any member of the Company Group shall be resolved pursuant to the dispute resolution procedures set forth in the DRP.
This Award shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof. Delaware has a substantial relationship to the parties and transaction reflected herein and, in signing below, the Grantee acknowledges and agrees that there is a reasonable basis for the choice of Delaware law, as Delaware law is known to the parties and well-developed with respect to the subject matters of this Agreement. The designation of Delaware law and the interpretation and application of this Agreement consistent with principles of Delaware law assures uniformity, certainty and predictability in the application of the Agreement and the Plan through which the Award is granted. The Grantee hereby consents to personal jurisdiction in any action brought in any court, federal or state, within Harris County, Texas having subject matter jurisdiction in the matter.

13.	Headings and Capitalized Terms
Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Agreement.

14.	Severability and Reformation
If any provision of this Agreement (or part thereof) shall be determined by a court of law to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof (or parts thereof), as such unenforceable provision (or part thereof) shall be severable and this Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.

15.	Binding Effect
This Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.

16.	Entire Agreement
This Agreement and the Employment Agreement supersede all prior written and oral agreements and understandings among the parties as to its subject matter and constitute the entire agreement of the parties with respect to the subject matter hereof, except to the extent that the Plan may be considered to address the subject matter hereof. Notwithstanding the foregoing, this Agreement shall be in addition to, and shall not supersede or replace, any other Restrictive Agreements. If there is any conflict between this Agreement and the Plan, then the applicable terms of the Plan shall govern.

17.	Waiver
Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
18. Section 409A

Notwithstanding anything herein or in the Plan to the contrary, the RSUs granted pursuant to this Agreement are intended to be exempt from the applicable requirements of the Nonqualified Deferred Compensation Rules and shall be limited, construed and interpreted in accordance with such intent.

Nevertheless, to the extent that the Committee determines that the RSUs may not be exempt from the Nonqualified Deferred Compensation Rules, then, if the Grantee is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the RSUs provided under this Agreement are exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with the Nonqualified Deferred Compensation Rules.

EXHIBIT A

RESTRICTED AREA